Exhibit 8.1

Exhibit 8.1	List of significant subsidiaries

at December 31, 2003

	Class of capital	Held by ICI %	Principal activities in 2003

UNITED KINGDOM

ICI Finance PLC England	Ordinary	100†	Financial services

Quest International (Fragrances, Flavours, Food Ingredients) UK Limited England	Ordinary	100†	Manufacture of flavours, food ingredients and fragrances

CONTINENTAL EUROPE

Deutsche ICI GmbH Germany	Ordinary	100†	Manufacture of paints, adhesives and oleochemicals

Quest International Nederland BV The Netherlands	Ordinary	100†	Manufacture of flavours and food ingredients

Unichema Chemie BV The Netherlands	Ordinary	100†	Manufacture of specialty oleochemicals and derivatives

THE AMERICAS

ICI American Holdings Inc USA	Common	100†	Holding company

The Glidden Company USA	Common	100†	Manufacture of paints

Indopco Inc USA	Common	100†	Manufacture of adhesives, industrial starches, electronic materials, food ingredients and flavourings, fragrances, oleochemicals, resins and specialty chemicals

ICI Canada Inc Canada	Common	100†	Manufacture of paints; merchanting of ICI and other products

Tintas Coral Ltda Brazil	Ordinary	100†	Manufacture of paints

ASIA PACIFIC

ICI India Ltd India (Accounting date March 31; reporting date December 31)	Equity*	51	Manufacture of paints, surfactants, flavours and fragrances, nitrocellulose, rubber chemicals and adhesives

ICI Pakistan Ltd Pakistan	Ordinary*	76†	Manufacture of polyester staple fibre, POY chips, soda ash, paints, specialty chemicals, sodium bicarbonate and polyurethanes; marketing of seeds; toll manufactured and imported pharmaceuticals and animal health products; merchanting of general chemicals

Pakistan PTA Ltd Pakistan	Ordinary*	88†	Manufacture of pure terephthalic acid

Nippon NSC Ltd Japan	Common	100†	Manufacture of adhesives and specialty synthetic polymers; merchanting of starch products

National Starch and Chemical (Thailand) Ltd Thailand	Ordinary	100†	Manufacture of food and industrial starches

*	Listed † Held by subsidiaries

The country of principal operations and registration or incorporation is stated below each company. The accounting dates of principal subsidiary undertakings are December 31 unless otherwise stated.

The companies listed above are those whose results, in the opinion of Directors, principally affected the profits or assets of the Group. A full list of subsidiary and associated undertakings at December 31 will be annexed to the next annual return of the Company to be filed with the Registrar of Companies.